UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2006

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

McMoRan Exploration Co. (McMoRan) privately negotiated transactions to induce conversion of $7.0 million of its 6% Convertible Senior Notes due in 2008 and $25.0 million of its 5¼% Convertible Senior Notes due in 2011 into 2.0 million shares of McMoRan common stock based on the $14.25 per share conversion price under terms of the 6% Notes and $16.575 conversion price under the 5¼% Notes. These transactions are in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933.

After giving effect to these transactions and the previously reported conversion of $15.0 million of 6% Notes, McMoRan has reduced the principal amount its 6% Notes by $22.0 million and the principal amount of its 5¼% Notes by $25.0 million. McMoRan paid an aggregate $3.9 million in these transactions and expects to record an approximate $3.6 million net charge to expense in the first quarter of 2006. McMoRan funded approximately $3.3 million of the cash payment from restricted cash held in escrow for funding of the first six semi-annual interest payments on the Notes and the remaining portion with its available unrestricted cash. The cumulative annual interest cost savings are estimated to approximate $2.6 million. After giving effect to these transactions, McMoRan’s common shares outstanding total approximately 27.8 million shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: /s/ C. Donald Whitmire, Jr.
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C. Donald Whitmire, Jr.
Vice President and Controller -
Financial Reporting
(authorized signatory and
Principal Accounting Officer)

Date: February 14, 2006